Exhibit 10.41

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of this 30 day of December, 2011 by and between Transax International Limited., a Colorado corporation (“TNSX” or “Client”), and China Direct Investments, Inc., a Florida company, and Capital One Resource Co., Ltd., a Brunei company (collectively the “Consultants”).  Client and Consultants may collectively be referred to as the “Parties”.

W I T N E S S E T H:

            WHEREAS, Client desires to engage the services of Consultants to provide Client with the services as more fully set forth in this Agreement; and

 WHEREAS, Consultants are desirous of performing such services on behalf of Client.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.
Consulting Services.  Upon the terms and subject to the conditions contained in this Agreement, Consultants hereby agrees that it shall, during the term of this Agreement, undertake the performance of the following services (the “Services”):

a)
Identify companies for possible acquisition, merger or combination with an operating entity (“target companies”) and perform business due diligence,  coordinate accounting and legal due diligence related to such target companies; Familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the target companies;

b)	Identify, evaluate, structure and provide advice in connection with potential acquisitions, mergers or combinations with target companies;

c)
Consultants shall coordinate the preparation of all required documentation to complete the acquisition of a target company including a 700 for 1 reverse stock split of the Client’s common stock, $0.00001 par value, and the filing of all required public disclosures as required by the Securities and Exchange Commission to complete such transaction; and

d)	Provide such other services upon which the Parties may mutually agree.

2.	Term. The term of this Agreement shall be for a period of 180 days from the date hereof.

3.
Consulting Fees. Client shall pay Consultants for providing the Services by paying the Consultants the following (the “Consulting Fees”):  2,542,743 shares of Client’s series B preferred stock  (the “Series B Preferred Stock”) at the closing of the acquisition transaction, and each  preferred share shall be convertible into 1  share of the Client’s common stock after giving effect to a proposed 700 to 1 reverse stock split that is contemplated in connection with such transaction (the “Stock Compensation”).  The terms and conditions of the Series B Preferred Stock are set forth in the form of certificate of designation of such series of preferred stock included in Schedule A (the “Certificate of Designations”).

4.
The Stock Compensation shall be deemed fully earned by Consultants upon the closing of the acquisition of a target company.  The Consulting Fees shall be allocated between the Consultants as follows: Capital One Resources Co, Ltd. 33.3% and China Direct Investments, Inc. 66.7%.

5.	INTENTIONALLY DELETED.

6.
Warranties. Consultants warrant that the Services to be provided under this Agreement shall be performed by qualified personnel in a professional manner employing reasonable commercial efforts.  This warranty shall be valid for a period of thirty (30) days from the performance of the Services.  Except as specifically provided in this Section 4, Consultants disclaims any and all other warranties with respect to the services provided hereunder, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Consultants do not warrant the results of any services. In addition, Client acknowledges and agrees that Consultants is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for compliance with all state, federal and international laws applicable to Client and the operation of its business.  Consultants’ entire liability to Client (or any other person or entity) for any loss or damages resulting from any breach of this Agreement, claims, demands or actions arising out of or relating to the Services, whether in contract, tort (including negligence) or otherwise, shall not exceed the sum of $5,000.  In no event will Consultants or their affiliates be liable for any damages caused by the Client's action or inaction, or for any indirect, incidental, consequential, special, punitive or exemplary damages or lost profits, including, but not limited to, damages for loss of business profits, business interruption, loss of business information, data, goodwill or other pecuniary loss arising from Consultant’s failure to provide the Services even if Consultants have been advised of the possibility of such damages.

7.
Indemnification.  Client agrees to indemnify and hold the Consultants and its subsidiaries and their respective officers, directors, employees and agents and (collectively, the “Consultant Indemnitees”) harmless from all Consultant Indemnified Liabilities.  For this purpose, “Consultant Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Consultant Indemnitees or any of them arising from, in connection with or as a result of Consultants’ performance of the Services set forth in this Agreement.

8.
Termination. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party, but such termination shall not affect the Consulting Fees paid by Client to Consultants pursuant to Section 3 of this Agreement.  All Consulting Fees provided under this Agreement are deemed fully earned by Consultants upon the earlier of: (a) the date provided for elsewhere in this Agreement; or (b) the date of termination.  In the event of a termination of this Agreement, Client shall not be entitled to any refund of any Consulting Fees it paid or agreed to pay to Consultants under this Agreement. From and after termination of this Agreement, the Parties shall continue to be bound by such provisions of this Agreement as by their nature survive such events, including, without limitation, Sections 5 and 11.

9.
Assignment and Subcontractors. This Agreement shall be assignable by Consultants. Client acknowledges that from time to time, Consultants may enlist a subcontractor to perform some of the Services provided to Customer. In the event services to be performed as outlined in this Agreement are subcontracted to a third party, the third party shall accept responsibility for the performance of such activities. Consultants will cease to bear any responsibility related to the performance of subcontracted services; however the Consultants will act as liaison between the subcontractor and Client, to monitor the performance of services to be provided by any third party.

10.
Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Client and Consultants, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

11.
Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Client. To the extent, if any, that the terms and conditions of Client’s orders or other correspondence are inconsistent with this Agreement, this Agreement shall control.

12.
Force Majeure.  No delay, failure or default in performance of any obligation by either Party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by, in whole or in part, the other Party (and within the other party’s reasonable control) or an act of God, war, civil disturbance, terrorist act, court order, labor dispute, or other cause beyond its reasonable control, and such nonperformance will not be a default under this Agreement.

13.
Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Client agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

14.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

15.
Other Activities. Nothing contained herein shall prevent Consultants from acquiring or participating in a transaction of any kind with any other entity proposed by Consultants to be acquired by Client. Such transaction may be acquired at a price and upon terms and conditions more or less favorable than those offered to Client.

16.
Disclaimer. Consultants acknowledge that it has and will during the term of this Agreement, rely upon information provided by Client in connection with the performance of the Services and in accepting the Client’s securities as full or partial payment of the Consulting Fees under this Agreement.

17.	Notices. All notices to be given hereunder shall be in writing, with fax notices being an acceptable substitute for mail and/or and delivery to:

Consultants:	Client:
China Direct Investments, Inc.
431 Fairway Drive
Deerfield Beach, Florida 33441
Fax: (954) 363-7320
Attn. General Counsel

Capital One Resource Co, Ltd.
W635 No 59 Maoming Rd S
Shanghai, China 200020
Fax: 8621-54660916
Attn. Robert Zhuang
Transax International Limited 1133 S. University Dr., Suite 210 Plantation, Fl 33324

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Client: Transax International Limited By: /s/ Stephen Walters Name: Stephen Walters Title: President	Consultants: China Direct Investments, Inc. By: /s/ James Wang Name: James Wang Title: President Capital One Resource Co, Ltd. By: /s/ Robert Zhuang Name: Robert Zhuang Title: General Manager

Schedule A
Certificate of Designations Series B Preferred Stock

1.1           Automatic Conversion.  Immediately following the date on which the Company shall have filed Articles of Amendment to its Articles of Incorporation with the Secretary of State of Colorado increasing the number of its authorized shares of the Company’s Common Stock, $0.00001 par value (the “Common Stock”) or upon completion of a reverse stock split so that there are a sufficient number of shares of the Common Stock to permit a full conversion of the Series B Preferred Stock into shares of Common Stock based upon the Conversion Price (as hereinafter defined) (the “Conversion Condition”), all amounts due hereunder shall automatically convert into shares of Common Stock at the Conversion Price without any action of the Holder.  Promptly thereafter, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock issued pursuant to such automatic conversion of the Series B Preferred Stock as determined in accordance herewith.

1.2           Conversion Price; Number of Shares.  The number of shares of Common Stock to be issued upon conversion of the Series B Preferred Stock shall be determined by multiplying (i) the number of shares of the Series B Preferred Stock by (ii) one (1) share of Common Stock after giving effect to an anticipated 700 for 1 reverse stock split of the Common Stock (the “Conversion Price”), subject to further adjustment from time to time upon the happening of certain events as set forth below.

1.3           Stock Dividends.  If the Company, at any time while the Series B Preferred Stock is outstanding, shall pay a dividend in shares of, or make other distribution of shares of the Common Stock, then the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

1.4           Consolidation or Merger.  At any time while the Series B Preferred Stock remains outstanding, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series B Preferred Stock providing that the Holder of the Series B Preferred Stock shall have the right to exercise such new Series B Preferred Stock (upon terms not less favorable to the holder than those then applicable to the Series B Preferred Stock) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Series B Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such consolidation, merger, sale or transfer by the Holder of one share of Common Stock issuable upon exercise of the Series B Preferred Stock had the Series B Preferred Stock been converted immediately prior to such consolidation, merger, sale or transfer. Such new Series B Preferred Stock shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this Section 1.4 shall similarly apply to successive consolidations, mergers, sales and transfers.

1.5           Restrictions on Shares.  The Series B Preferred Stock has been issued by the Company pursuant to the exemption from registration under the Act.  The shares of Common Stock issuable upon conversion of the Series B Preferred Stock may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Each certificate shares of Common Stock issuable upon conversion of the Series B Preferred Stock that have not been so registered and that has not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS:

1.6  Liquidation. In the event of a liquidation of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Common Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.